Exhibit 32-7

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

     The undersigned officer hereby certifies, as to the Quarterly Report on Form 10-Q of PECO Energy Company for the quarterly period ended June 30, 2005, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of PECO Energy Company.

Date: July 26, 2005	/s/ J. Barry Mitchell

J. Barry Mitchell
Senior Vice President, Treasurer and
Chief Financial Officer

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